Filed Pursuant to Rule 424(b)(3)
Registration No. 333-287605
Prospectus Supplement No. 8
(to prospectus dated May 29, 2025)
245,062,407 Shares
Galaxy Digital Inc.
Class A common stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 29, 2025, as supplemented by Prospectus Supplement No. 1, dated June 12, 2025, No. 2, dated July 29, 2025, No. 3, dated August 5, 2025, No. 4, dated August 11, 2025, No. 5, dated August 15, 2025, No. 6, dated August 29, 2025, and No. 7, dated October 14, 2025 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-287605) with the information contained in our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2025 (the “Amended Current Report”). Accordingly, we have attached the Amended Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to 245,062,407 shares (the “Resale Shares”) of Class A common stock, par value $0.001 per share (“Class A common stock”), of Galaxy Digital Inc. (“GDI”), consisting of (i) 213,112,343 shares of Class A common stock issuable upon redemption or exchange of an equivalent number of limited partnership units (the “LP Units”) of Galaxy Digital Holdings LP (“GDH LP”), (ii) up to 2,750,000 shares of Class A common stock held by certain selling stockholders as of the date hereof, (iii) up to 16,562,570 shares of Class A common stock issuable upon exchange of the 3.00% Exchangeable Senior Notes due 2026 issued by GDH LP (the “2026 Exchangeable Notes”) and (iv) up to 12,637,494 shares of Class A common stock issuable upon the exchange of the 2.500% Exchangeable Senior Notes due 2029 issued by GDH LP (the “2029 Exchangeable Notes” and, together with the 2026 Exchangeable Notes, the “Exchangeable Notes”).
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) and the Toronto Stock Exchange (the “TSX”) under the symbol “GLXY.” On October 17, 2025 the last reported sale price of our Class A common stock on Nasdaq was $37.78 per share.
Sales of a substantial number of shares of our Class A common stock in the public market, including any sales by the Selling Stockholders, could occur at any time. These sales, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Class A common stock.
We are a holding company and, as a result of the Reorganization Transactions (a series of transactions described further elsewhere in our Prospectus), our principal assets are our direct ownership of (i) certain LP Units, which entitle us to a corresponding percentage ownership of the economic interest in GDH LP (and as a result, Galaxy’s business), and (ii) all of the general partnership interests of GDH LP, which entitles us to operate and control all of the business and affairs of GDH LP as its sole general partner, and, through GDH LP and its subsidiaries, to conduct all of Galaxy’s business. As of  October 16, 2025, we owned 48.91% of the total economic interest in GDH LP. The remaining economic interest in GDH LP is owned by entities controlled by Michael Novogratz, our Chief Executive Officer and Founder (our “Founder”), and certain other limited partners of GDH LP, in each case, through their respective ownership of LP Units.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated October 20, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2025

Galaxy Digital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42655	87-0836313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)
(212) 390-9216
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	GLXY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2025, Galaxy Digital Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among Galaxy Helios I, as borrower, Deutsche Bank AG, New York Branch, as initial lender, and GLAS USA LLC, in its capacity as administrative agent and collateral agent for the secured parties. A summary of the Credit Agreement was disclosed in the Company’s Current Report on Form 8-K filed on August 15, 2025.
The Company is filing this Current Report on Form 8-K/A to provide the complete Credit Agreement as an exhibit, as required by Item 601(b)(10) of Regulation S-K.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated August 15, 2025, by and among Galaxy Helios I LLC, Deutsche Bank AG, New York Branch, GLAS USA LLC and the other lenders party thereto from time to time.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
__________________
*Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY DIGITAL INC.

Date: October 20, 2025	By:	/s/ Anthony Paquette
Anthony Paquette
Chief Financial Officer